FACILITY SHARING AND SERVICE AGREEMENT

This Facility Sharing and Service Agreement (the “Agreement”) is made as of November 15, 2017 (the “Execution Date”) by and between Phyto Tech Corp. d/b/a “Blue California”, a corporation organized and existing under the laws of the State of California (“Blue California”), and SweeGen, Inc., a corporation organized and existing under the laws of the State of Nevada (“SweeGen”). SweeGen and Blue California each are referred to as a “Party”, and collectively as the “Parties”.

WHEREAS, Blue California is the registered tenant of the building and parking facilities at 30111 Tomas, Rancho Santa Margarita, CA 92688 (the “Premises”), together with its relevant personnel, consulting, IT and equipment resources; and

WHEREAS, SweeGen intends to:

(i)lease certain office and warehouse space at the Premises of approximately 3,000 square feet, or 10% of the entire square footage of the Premises (the “Shared Premises” or “Rent”);

(ii)be responsible for utilities, insurances, furniture and fixtures, shared equipment, office supplies, and maintenance costs in connection with the Shared Premises, and lease up to 5 cell phones and associated voice and date costs, 10 desktop stations and 10 work laptops (inclusive of telephone equipment and IT support) (“SweeGen Leased IT Equipment”), chargeable by Blue California in the manger of general administrative expenses (the “Administrative Fee”); and

(iii)utilize certain personnel and consulting resources of Blue California to provide support and services for SweeGen’s executive, legal, marketing, administrative, and regulatory applications and approvals.

All (i) to (iii) are collectively referred to as “General Administrative Support”.

WHEREAS, subject to and in accordance with the terms and conditions of this Agreement, Blue California and SweeGen now desire to continue to share and co-occupy the Premises.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein, the sufficiency of which is acknowledged, the Parties hereby agree as follows:

1.General Administrative Support.

SweeGen agrees to utilize, and Blue California agrees to permit SweeGen to utilize General Administrative Support for purposes permitted by law, subject to the terms and conditions set forth in this Agreement.

(a)SweeGen agrees that:

i.it will only incur utility usage in a reasonable manner in connection with its ordinary course of business of office administration, operation and inventory.

ii.to use SweeGen Leased IT and Furniture with normal care comparable to the manner SweeGen would use its own equipment and IT support.  SweeGen shall be responsible for storing equipment within the SweeGen Leased IT and Furniture in a reasonably safe and secure manner.

(b)Blue California agrees to be responsible for:

i.Cleaning, maintenance and repair of the Shared Premises to an extent fit and appropriate for SweeGen’s conduction of ordinary business of office and inventory.

ii.Maintenance, replacement and repair of any damaged equipment or furniture (in whole or in part) on a needed basis in connection with SweeGen Leased IT and Furniture.

iii.Proper training and management of personnel for satisfactory provision of personnel support and consulting to SweeGen.

2.Consideration and Payment.

The Consideration for Blue California’s General Administrative Support shall be as follows:

(a)For the calendar quarter July 1, 2017 to September 30, 2017, SweeGen agrees to reimburse Blue California, and Blue California agrees to invoice SweeGen before November 30, 2017, a total of $250,000 for General Administrative Support (see Exhibit A). Payment for such invoice shall be due within thirty (30) days of its issuance date. Should the payment due hereunder be received by Blue California more than ten (10) days after its due date, SweeGen shall pay a late payment penalty equal to 6% per annum of the respective invoice amount outstanding until paid, beginning with the due date of such invoice, unless waived by Blue California in writing.

(b)For each of the 3 calendar quarters below, Blue California shall issue an invoice at the end of each calendar quarter, for its provision of General Administrative Support to SweeGen:

i.For the calendar quarter October 1, 2017 to December 31, 2017, SweeGen agrees to pay Blue California a total of $250,000 for General Administrative Support (see Exhibit B).

ii.For the calendar quarter January 1, 2018 to March 31, 2018, SweeGen agrees to pay Blue California a total of $133,000 for General Administrative Support (see Exhibit C), subject to actual variances to be further determined and agreed to by the Parties promptly after the conclusion of such period.

iii.For the calendar quarter April 1, 2018 to June 30, 2018, SweeGen agrees to pay Blue California a total of $133,000 for General Administrative Support (see Exhibit D), subject to actual variances to be further determined and agreed to by the Parties promptly after the conclusion of such period.

Payment for each invoice specified in this section (b) shall be due within thirty (30) days after the end of each of the calendar quarters. Should any payment of any invoice due hereunder be received by Blue California more than ten (10) days after its due date, SweeGen shall pay a late payment penalty equal to 6% per annum of the respective invoice amount outstanding until paid, beginning with the due date of such invoice, unless waived by Blue California in writing.

3.Term. This Agreement shall become effective on November 15, 2017 (the “Effective Date”) and remain valid until June 30, 2018 (the “Term”).

4.Liability and Indemnity.

(a)Limitation of Liability. The maximum liability of Blue California to, and the sole remedy of, SweeGen for breach of this Agreement or otherwise with respect to General Administrative Support, is a refund of the Consideration as provided in Section 2 of this Agreement, unless the breach arises out of the gross negligence or willful failure of performance of Blue California. In no event shall either party be liable to the other for any consequential, punitive or special damages arising out of this Agreement, whether resulting from negligence or otherwise.

(b)Indemnity.

i.SweeGen agrees to indemnify and hold Blue California harmless from any damages, loss, cost or liability (including legal fees and expenses and the cost of enforcing this indemnity) arising out of or resulting from a third-party claim regarding SweeGen’s performance, purported performance or nonperformance of this Agreement (whether arising out of SweeGen’s negligence, intentional misconduct, or otherwise), provided, however, that SweeGen will not indemnify Blue California to the extent that such third-party claim directly arises out of or results from Blue California’s performance, purported performance or nonperformance of this Agreement (whether arising out of Blue California’s negligence, intentional misconduct, or otherwise).

ii.Blue California agrees to indemnify and hold SweeGen harmless from any damages, loss, cost or liability (including legal fees and expenses and the cost of enforcing this indemnity) arising out of or resulting from a third-party claim regarding Blue California’s performance, purported performance or nonperformance of this Agreement (whether arising out of Blue California’s negligence, intentional misconduct, or otherwise), provided, however, that Blue California will not indemnify SweeGen to the extent that such third-party claim directly arises out of or results from SweeGen’s performance, purported performance or nonperformance of this Agreement (whether arising out of SweeGen’s negligence, intentional misconduct, or otherwise).

(c)As is: Blue California makes no representations or warranties of any kind or nature, express or implied, with respect to the condition or fitness for use of the Shared Premises and, except as expressly provided elsewhere in this Agreement, SweeGen accepts the Shared Premises “as is.”

5.Termination. SweeGen or Blue California each may terminate this Agreement for any reason by giving thirty (30) days prior written notice to all other Parties. In the event of such termination, all costs incurred up to the date of termination in connection to General Administrative Support shall be the responsibility of SweeGen.

6.Notices. All notices given in connection with this Agreement shall be in writing. Such notices shall be addressed to the Parties at the following addresses or at such other address for a party as shall be specified by like notice (except that notices of change of address shall be effective upon receipt):

If to Blue California: Attn.: CEO & President 30111 Tomas Rancho Santa Margarita CA 92688	If to SweeGen: Attn.: CEO 30321 Esperanza Avenue Rancho Santa Margarita CA 92688

7.Governing Law. This Agreement shall be governed by, and be construed in accordance with, the laws of the State of California.

8.Amendment. This Agreement may be amended or supplemented at any time, provided that any such amendment or supplement shall be made in writing and signed by each of the Parties hereto.

9.Assignment. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto and their respective successors and permitted assigns. This Agreement, and the rights, duties, obligations and privileges hereunder may not be assigned by either party without the prior written consent of Blue California, which consent may be approved or denied at the sole discretion of Blue California, as applicable, and any attempted assignment without the prior written consent of Blue California shall be null and void.

10.Entire Agreement. This Agreement constitutes the entire agreement between the Parties relating to the subject matter hereof.

11.Brokerage. Blue California and SweeGen represent to each other that in connection with this Agreement, they have not dealt with any brokers.

12.Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original but all which together will constitute but one agreement.

13.Severability. If any clause or provision of this Agreement is illegal, invalid or unenforceable under present or future law effective and applicable to this Agreement, then and in that event it is the intention of the Parties that the remainder of the Agreement shall not be affected thereby, and it is also the intention of the Parties that, in lieu of each clause or provision of this Agreement that is illegal, invalid or unenforceable, there be added, as a part of this Agreement, a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

IN WITNESS WHEREOF, the Parties hereto have executed this Facility Sharing Agreement as of the date first above written.

[End of Agreement]

[Signature Page]

SweeGen, Inc.

By: /s/ Steven Chen

Name: Steven Chen

Title: CEO

Blue California

By: /s/ Steven Chen

Name: Steven Chen

Title: CEO & President

Exhibit A

Breakdown of General Administrative Support (actual) July 1, 2017 to Sep 30, 2017

1.Total: $250,000

2.Break-down

	Monthly	Quarterly
Personnel Support	$39,562	$118,686
Rent	3,500	10,500
Administrative Fee	23,052	69,156
Consulting Expense	17,724	53,172
	$83,838	$251,514

Exhibit B

Breakdown of General Administrative Support Oct 1, 2017 to Dec 31, 2017

1.Total: $250,000

2.Break-down

	Monthly	Quarterly
Personnel Support	$39,562	$118,686
Rent	3,500	10,500
Administrative Fee	23,052	69,156
Consulting Expense	17,724	53,172
	$83,838	$251,514

Exhibit C

Breakdown of General Administrative Support January 1, 2018 to March 31, 2018

1.Estimated total: $133,000

2.Estimated breakdown:

	Monthly	Quarterly
Personnel Support	$18,289	$54,867
Rent	3,500	10,500
Administrative Fee	10,000	30,000
Consulting Expense	12,500	37,500
	$44,289	$132,867

3.Actual amount:

4.Actual breakdown:

Exhibit D

Breakdown of General Administrative Support April 1, 2018 to June 30, 2018

1.Estimated total: $133,000

2.Estimated breakdown:

	Monthly	Quarterly
Personnel Support	$18,289	$54,867
Rent	3,500	10,500
Administrative Fee	10,000	30,000
Consulting Expense	12,500	37,500
	$44,289	$132,867

3.Actual amount:

4.Actual breakdown: